UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: September 27, 2012

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC.	59-2449419
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - FINANCIAL INFORMATION

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 27, 2012, Canyon Wind, LLC (Canyon Wind), an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NextEra Energy Resources), borrowed approximately $232 million under a limited-recourse senior secured variable rate term loan agreement.  NextEra Energy Resources is an indirect wholly-owned subsidiary of NextEra Energy, Inc. (NextEra Energy).  Interest on the loan is based on the three-month London InterBank Offered Rate plus a specified margin.  Interest on the loan is payable quarterly and principal on the loan is payable semi-annually.  The loan matures in December 2030.  Upon funding of the loan, Canyon Wind entered into several interest rate swaps to hedge against interest rate movements with respect to interest payments on the loan.  Substantially all of the loan proceeds were used to reimburse NextEra Energy Resources, in part, for its capital contributions related to the development and construction of wind generating facilities with a generating capability totaling approximately 219 megawatts located in Arizona and Michigan.  Certain obligations, including slightly more than half of the debt payment obligations, are guaranteed by NextEra Energy Capital Holdings, Inc. (Capital Holdings), a wholly-owned subsidiary of NextEra Energy, until certain obligations and conditions related to the Michigan wind generating facility are met, which is expected by early 2013.  Capital Holdings' payment obligations are, in turn, guaranteed by NextEra Energy.  The loan is secured by liens on those wind generating facilities' assets and certain other assets of, and the ownership interest in, Canyon Wind and the entities that own the facilities, which are wholly-owned subsidiaries of Canyon Wind.  The loan agreement contains default and related acceleration provisions relating to the failure to make required payments or to observe other covenants in the loan agreement and related documents, actions by Canyon Wind or by other parties under specified agreements relating to the generating facilities or the loan agreement, the termination of certain of such specified agreements and certain bankruptcy-related events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
(Registrant)
Date:  September 28, 2012

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer

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